As filed with the Securities and Exchange Commission on June 15, 2007	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________

FORM S-8
REGISTRATION STATEMENT

Under the Securities Act of 1933
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SCHAWK, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	66-0323724
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

1695 River Road
Des Plaines, Illinois 60018
(Address of Principal Executive Office)
_______________

Schawk, Inc. 2006 Long-term Incentive Plan
Schawk, Inc. 2003 Equity Option Plan
(formerly, the Schawk, Inc. 2001 Equity Option Plan)
(Full Title of the Plans)
_______________

David A. Schawk
Schawk, Inc.
1695 River Road
Des Plaines, Illinois 60018
(Name and Address of Agent For Service)

(847) 827-9494
(Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

John T. McEnroe, Esq.
Vedder, Price, Kaufman & Kammholz, P.C.
222 North LaSalle Street
Chicago, Illinois 60601
(312) 609-7500

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CALCULATION OF REGISTRATION FEE
Title Of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A Common Stock, par value $0.008 per share	2,000,000	$18.545	$37,090,000	$1,139
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plan as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of Schawk, Inc. This Registration Statement on Form S-8 hereby registers 2,000,000 shares of Class A Common Stock pursuant to the 2003 Equity Option Plan and 2006 Long-term Incentive Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices for the Common Stock reported on the New York Stock Exchange of $19.04 and $18.05 on June 13, 2007.

Explanatory Note

This Registration Statement relates to the registration of 2,000,000 shares of common stock, $0.008 per share, of Schawk, Inc. (the “Registrant”) under the Registrant’s 2003 Equity Option Plan (the “2003 Plan”) (which is an amendment and restatement of the Registrant’s 2001 Equity Option Plan (the “2001 Plan”)) and the Registrant’s 2006 Long-term Incentive Plan (the “2006 Plan,” and together with the 2003 Plan, the “Plans”). Pursuant to the Registration Statement on Form S-8 (File No. 333-67438) filed by the Registrant, the Registrant previously registered under the 2001 Plan an aggregate of 2,002,250 shares (as adjusted to reflect all stock splits and stock dividends to date) plus an indeterminate amount of shares that have already been authorized and that may have become available for issuance under the 2001 Plan. The contents of the Registration Statement (File No. 333-67438) are incorporated herein by reference pursuant to General Instruction E to Form S-8.

PART I

Information Required in the Section 10(a) Prospectus

The documents containing the information required by this Part I will be sent or given to those persons who participate in the Plans, all of whom are employees or directors of the Registrant or its subsidiaries. Such documents are not required to be filed with the Securities and Exchange Commission as a part of this Registration Statement or as an Exhibit.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by Schawk, Inc. (the “Company” or “Registrant”) with the Commission are incorporated by reference into this Registration Statement:

•	Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Commission on March 15, 2007 (file no. 001-09335);

•	Proxy Statement in connection with the Registrant’s 2007 annual meeting of shareholders (with the exception of the Compensation Committee Report and the Audit Committee Report) (file no. 001-09335);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the Commission on May 9, 2007 (file no. 001-09335);

•	Current Reports on Form 8-K filed with the Commission on February 7, 2007 and February 15, 2007 (file nos. 001-09335); and

•	the description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A, dated November 21, 1986 (file no. 001-09335).

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated by reference and shall be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The Company’s Certificate of Incorporation, as amended, provides that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”), indemnify all persons whom it may indemnify under Delaware law.

Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and unreasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, e.g., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudicated  liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

In addition, Section 102(b)(7) of the DGCL permits corporations to limit directors’ monetary liability for breach of fiduciary duty except in certain circumstances. The Company’s Certificate of Incorporation also provides that, to the fullest extent permitted by the DGCL, no director shall be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors.

The Company maintains a $5 million directors and officers liability insurance policy that insures the Company’s directors and officers against liability that they may incur as a result of actions taken in such capacity.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Certificate of Incorporation, as amended. Filed as Exhibit 4.2 to Registrant’s registration statement (File No. 333-39113) and incorporated herein by reference.
4.2	By-Laws, as amended. Filed as Exhibit 4.3 to Registrant’s registration statement (File No. 333-39113) and incorporated herein by reference.
4.3	Specimen Certificate for shares of Class A common stock, $0.008 par value. Filed as Exhibit 4.1 to Registrant’s registration statement (File No. 33-81512) and incorporated herein by reference.
5.1	Opinion of Vedder, Price, Kaufman & Kammholz, P.C.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included on the attached signature page).
99.1
Schawk, Inc. 2003 Equity Option Plan. Included as Appendix A to Registrant’s Proxy Statement for the 2003 Annual Meeting of Stockholders as filed with the Commission on April 16, 2003 and incorporated herein by reference.

99.2
Schawk, Inc. 2006 Long-term Incentive Plan. Included as Annex A to Registrant’s Proxy Statement for the 2006 Annual Meeting of Stockholders as filed with the Commission on April 21, 2006 and incorporated herein by reference.

*	Filed herewith.

Item 9. Undertakings

The Registrant hereby undertakes

(a)  to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the SEC by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(b)  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Des Plaines, State of Illinois, on this 15th day of June, 2007.

SCHAWK, INC. By: /s/ James J. Patterson James J. Patterson Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Patterson and A. Alex Sarkisian, and each of them, as true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirement of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
/s/ Clarence W. Schawk Clarence W. Schawk	Chairman of the Board	June 15, 2007
/s/ David A. Schawk David A. Schawk	President, Chief Executive Officer and Director (principal executive officer)	June 15, 2007
/s/ A. Alex Sarkisian A. Alex Sarkisian	Executive Vice President, Chief Operating Officer and Director	June 15, 2007
/s/ James J. Patterson James J. Patterson	Senior Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)	June 15, 2007
/s/ John T. McEnroe John T. McEnroe	Director	June 15, 2007
/s/ Leonard S. Caronia Leonard S. Caronia	Director	June 15, 2007
/s/ Judith W. McCue Judith W. McCue	Director	June 15, 2007

Name	Title	Date
/s/ Hollis W. Rademacher Hollis W. Rademacher	Director	June 15, 2007
/s/ Michael R. O’Rourke Michael G. O’Rourke	Director	June 15, 2007

EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Incorporation, as amended. Filed as Exhibit 4.2 to Registrant’s registration statement (File No. 333-39113) and incorporated herein by reference.
4.2	By-Laws, as amended. Filed as Exhibit 4.3 to Registrant’s registration statement (File No. 333-39113) and incorporated herein by reference.
4.3	Specimen Certificate for shares of Class A common stock, $0.008 par value. Filed as Exhibit 4.1 to Registrant’s registration statement (File No. 33-81512) and incorporated herein by reference.
5.1	Opinion of Vedder, Price, Kaufman & Kammholz, P.C.*
23.1	Consent of Ernst & Young LLP.*
23.2	Consent of Vedder, Price, Kaufman & Kammholz, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included on the attached signature page).
99.1
Schawk, Inc. 2003 Equity Option Plan. Included as Appendix A to Registrant’s Proxy Statement for the 2003 Annual Meeting of Stockholders as filed with the Commission on April 16, 2003 and incorporated herein by reference.

99.2
Schawk, Inc. 2006 Long-term Incentive Plan. Included as Annex A to Registrant’s Proxy Statement for the 2006 Annual Meeting of Stockholders as filed with the Commission on April 21, 2006 and incorporated herein by reference.

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*	Filed herewith.